Exhibit 99.2

FOR IMMEDIATE RELEASE

CONTACT:	Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
216-447-9000
CBIZ ACQUIRES TOFIAS PC
NEW ENGLAND ACCOUNTING FIRM TO ADD $38 MILLION TO CBIZ REVENUE
Cleveland, Ohio (December 31, 2008) — CBIZ, Inc. (NYSE: CBZ) today announced that it has closed the previously announced definitive agreement to acquire the non-attest business of Tofias PC, a leading regional accounting service provider based in Cambridge, MA, today, December 31, 2008.
Founded in 1966, Tofias PC, with offices in Cambridge and New Bedford, MA, and Providence and Newport, RI, is a leading regional accounting provider offering accounting, tax and consulting services to privately-held and public companies, not-for-profit organizations, family offices and high-net-worth individuals. Tofias, ranked a “Best Places to Work” in both Massachusetts and Rhode Island has 200 associates, is the second-largest regional accounting firm in New England and ranked one of the Top 100 accounting firms in the nation.
This transaction is expected to contribute approximately $38.0 million to revenue and approximately $0.04 in earnings per share in 2009. When combined with the previously announced acquisition of Mahoney Cohen, these acquisitions are expected to contribute approximately $93 million of revenue in 2009 for CBIZ in the important Boston and New York markets.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided through more than 140 Company offices in 34 states.
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting its insurance
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007

business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007